DELTA APPAREL, INC. TO ACQUIRE M.J. SOFFE CO.

DULUTH, Ga.--(BUSINESS WIRE)--July 7, 2003--Delta Apparel, Inc. (AMEX-DLA) announces that it has signed a definitive agreement to purchase all of the outstanding capital stock of M.J. Soffe Co.

The transaction is valued at up to $72 million, consisting of $52 million of cash including retirement of debt, $8 million in promissory notes, and up to $12 million in contingent payments subject to the achievement of certain performance targets. All outstanding bank debt of Soffe will be satisfied upon consummation of the sale. The acquisition is expected to close in September of 2003, and is subject to regulatory approval, satisfactory completion of due diligence, and financing approval.

Delta Apparel expects to finance the cash portion of the selling price primarily from new asset based secured term loans and secured revolving credit agreements, both of which will be subject to the satisfaction of customary conditions.

M. J. Soffe was founded in 1946 and has a long history of profitability and growth in the branded activewear market. For the twelve months ended December 31, 2002 Soffe had sales of approximately $100 million and served four distinct channels of distribution. The Soffe brand is well recognized at specialty sporting goods stores and department stores. In addition to these retail channels, Soffe also supplies college bookstores and has a long history of producing activewear products for the U.S. Military. Delta Apparel expects the Soffe acquisition will add approximately $100 million in sales to Delta Apparel and increase per share earnings sixty to eighty cents per share in the first full year of operations.

Robert W. Humphreys, President and CEO of Delta Apparel, Inc. commented, "The Soffe management team has done an outstanding job of building a profitable, branded activewear business. The addition of the Soffe business to Delta Apparel represents an exceptional opportunity to participate in four additional distinct channels of distribution for activewear products. We believe the manufacturing, distribution, and marketing synergies between the companies will allow both operations to expand at a faster pace than would be possible on a stand-alone basis. We are delighted to welcome Jim Soffe, who will continue to serve as Chief Executive Officer of M.J. Soffe, and his current management team to Delta Apparel and we are looking forward to their continued leadership in directing this business."

Jim Soffe, Chief Executive Officer of M. J. Soffe Co. said, "Teaming up with Delta Apparel represents a great milestone in the history of our company. This will give us the resources to continue our growth and will offer future opportunities for our employees as the Soffe brand continues to grow in popularity. We look forward to this new association with high expectations."

Kurt Salmon Associates Capital Advisors served as M.J. Soffe's financial advisor in connection with the proposed sale.

Delta Apparel, Inc. also announces its preliminary results of operation for the fiscal quarter and fiscal year ended June 28, 2003. For the quarter ended June 28, 2003 sales are expected to be approximately $36.8 million. For the twelve months ended June 28, 2003 sales are expected to be approximately $129.5 million. Basic earnings per share for the quarter are expected to be in the range of $0.34 to $0.39. Basic earnings per share for the year ended June 28, 2003 are expected to be in the range of $1.43 to $1.48.

Robert W. Humphreys, President and CEO, commented on Delta Apparel's results, "Basic commodity T-shirt pricing remained soft in our fourth fiscal quarter resulting in sales and operating income below our expectations. Average selling prices for the quarter were down approximately 10% from last year, and down approximately 7% from the March quarter. Our sales to distributors were down over 50% for the quarter and represented approximately 10% of our sales for the quarter. During the fourth fiscal quarter we also idled our textile operations for a week to help balance inventories.


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"New customer  growth  continued at a strong pace for the quarter and was up 49%
for the year. New product sales continued to increase with good margins. We feel that our continued efforts to grow our non-commodity business and increase sales to our direct customers will serve us well in the future."

Delta Apparel will hold a conference call on Wednesday, July 9, 2003 at 10:00 AM ET to discuss the acquisition of M.J. Soffe Co. In addition, the Company will discuss its preliminary fourth quarter and fiscal year results, business highlights and market outlook. During the call, the Company may answer questions concerning business and financial developments and trends and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

Delta Apparel, Inc. is a vertically integrated manufacturer and marketer of high quality knit apparel. The Company specializes in selling undecorated T-shirts, golf shirts and tank tops to screen printers, private label accounts and distributors. Delta Apparel has operations in six states, two company-operated sewing facilities in Honduras and one company-operated sewing facility in Mexico. The Company employs about 3,200 worldwide.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on Delta Apparel's expectations and are necessarily dependent upon assumptions, estimates and data that the Company believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as with respect to environmental matters and similar items) and other risks described from time to time in the Company's reports filed with the Securities and Exchange Commission. There is also the business risk that the Soffe acquisition may not be able to be completed as described above. In addition, there are risks and uncertainties associated with the Soffe business that may not be known at this time. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. The Company does not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.


Contact: Delta Apparel, Inc.
         Herb Mueller      678/775-6900